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                                    EXHIBIT 5


                [Vorys, Sater, Seymour and Pease LLP Letterhead]


                                 August 26, 2003



Board of Directors
Home City Financial Corporation
2454 North Limestone Street
Springfield, Ohio 45503

Gentlemen:

         We have acted as counsel for Home City Financial Corporation, an Ohio corporation (the "Company"), in connection with the proposed issuance and sale of shares of common stock of the Company, no par value per share (the "Common Shares"), upon the exercise of options granted to purchase such Common Shares pursuant to the Home City Financial Corporation 1997 Stock Option and Incentive Plan (the "Plan"), as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 27, 2003 (the "Registration Statement"), for the purpose of registering 131,422 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company's Articles of Incorporation, as amended through the date hereof, as certified by the Ohio Secretary of State, (c) the Code of Regulations of the Company, as amended through the date hereof, as certified by the President of the Company; (d) minutes of the meetings of the Board of Directors of the Company pertaining to the Plan; and (e) such other representations of the Company and its officers as we have deemed relevant.

         In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

         Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares shall have been issued by the Company upon the exercise of the options and payment therefor in full in the manner provided in the Plan and in the Registration Statement (when they become effective), such Common Shares issued upon the exercise of such options will be validly issued, fully paid and non-assessable.



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         This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

         We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to us in the Registration Statement.

                                      Very truly yours,

                                      /s/ Vorys, Sater, Seymour and Pease LLP

                                      VORYS, SATER, SEYMOUR AND PEASE LLP










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